Exhibit 3.1

Article VIII, Sections 1, 2 and 3 of the Registrant’s By-laws as amended on November 8, 2007

Section 1. Stock Certificates and Uncertificated Stock. The corporation shall maintain a stock ledger setting forth the owners of all of the issued and outstanding stock of the corporation. The Board of Directors may appoint a transfer agent and registrar for one or more classes of stock of the corporation and may make or authorize such agents to make all such rules and regulations deemed expedient concerning the issue, transfer and registration of stock. The stock of the corporation shall be represented by certificates, provided that the Board of Directors may authorize the issue of some or all of the stock of any or all of the classes or series of its stock without certificates. Any such authorization shall not apply to stock already represented by a certificate until such certificate is surrendered to the corporation. Every owner of stock of the corporation represented by certificates shall be entitled to have a certificate in such form as prescribed by the Board of Directors and which complies with the applicable provisions of the Business Corporation Act of the State of Florida. Within a reasonable time after the issue or transfer of stock without certificates, the corporation shall send the registered stockholder a written statement containing the information required to be set forth or stated on a stock certificate pursuant to the applicable provisions of the Business Corporation Act of the State of Florida.

Section 2. Transfers of Stock. Each request for the transfer of issued and outstanding stock shall be in such form and with such proof of authority and authenticity of signature as the corporation or its transfer agent may reasonably require. Transfers of stock represented by a certificate shall require the surrender of the certificate therefore duly endorsed. The transfer of any stock of the corporation shall be subject to any applicable restrictions on the transfer or registration of transfer of stock of the corporation.

Section 3. Lost Stolen or Destroyed Stock Certificates. Any person claiming a stock certificate to be lost, stolen or destroyed shall make an affidavit or affirmation of the fact in such manner as the Board of Directors may require and shall, if the Board of Directors so requires, give the corporation and its transfer agent a bond of indemnity in form and amount, and with one or more sureties satisfactory to the Board of Directors, as the Board of Directors may require, whereupon the corporation may issue (i) a new certificate or certificates of stock or (ii) uncertificated stock in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen or destroyed.